EXHIBIT 99.1

SHUFFLE MASTER, INC. 1106 Palms Airport Dr. Las Vegas, NV 89119 www.shufflemaster.com
NEWS RELEASE
FOR FURTHER INFORMATION CONTACT: Julia Boguslawski Investor Relations/ Corporate Communications ph: (702) 897-7150 fax: (702) 270-5161	Gavin Isaacs, CEO Linster W. Fox, CFO ph: (702) 897-7150 fax: (702) 270-5161

SHUFFLE MASTER, INC. REPORTS SECOND QUARTER EPS OF $0.14 AND RECORD QUARTERLY REVENUE OF $59.9 MILLION

LAS VEGAS, Nevada, Wednesday, June 8, 2011 - Shuffle Master, Inc. (NASDAQ Global Select Market:  SHFL) (“Shuffle Master” or the “Company”) today announced its results for the second quarter ended April 30, 2011.

“During the quarter we achieved record quarterly revenue of nearly $60 million, filled some key strategic roles such as a new CEO and General Counsel, witnessed yet another quarter of phenomenal EGM performance, and we continued to grow recurring revenue,” stated Gavin Isaacs, Chief Executive Officer of Shuffle Master.  “In my first two months as CEO, I have been impressed with the commitment of our employees to build upon our industry leadership, the depth and breadth of our strong intellectual property portfolio, and the many rich opportunities that I believe lie ahead for Shuffle Master.”

Second Quarter 2011 Financial Highlights

◆
Total revenue increased year-over-year by 18% to $59.9 million, a quarterly record, due to strong recurring revenue growth in Utility and Proprietary Table Games, and significant sales of Electronic Gaming Machines.

◆	Total lease, royalty and service revenue was up 12% year-over-year and approximately 3% sequentially, and totaled $26.1 million, or 44% of total revenue.

◆	GAAP net income continued to be strong and remained consistent at $7.9 million. Diluted earnings per share (“EPS”) was $0.14, as compared to $0.15 in the year-ago quarter.

◆
Selling, general and administrative ("SG&A") expenses increased $1.4 million year-over-year from $15.7 million to $17.1 million for the quarter due primarily to a $0.7 million increase in trademark, copyright and patent expenses, and an increase in depreciation expense of approximately $0.3 million driven by improvements to the Company’s IT network infrastructure.  As a percentage of total revenue, SG&A decreased by 240 bps to 29%.

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◆	Adjusted EBITDA totaled $19.0 million, up 5% from $18.0 million in the year-ago quarter.

◆	Free Cash Flow, a non-GAAP financial measure, was $15.4 million as compared to $4.6 million in the prior year period.

◆
Net debt (total debt, less cash and cash equivalents) was $56.8 million as compared to $56.3 million as of October 31, 2010.  The Company paid approximately $6.0 million on its $200 million senior secured revolving credit facility during the second quarter.

◆	International revenue accounted for approximately 59% of total revenues in the second quarter; Australia represented 41%.

“We continued to strengthen our balance sheet in the second quarter as we further reduced debt by $6 million,” said Linster Fox, Chief Financial Officer of Shuffle Master.  “We also continued to build our recurring revenues to a record $26 million, fueled by strong shuffler, premium table game and progressive leases.”

Second Quarter 2011 Business Segment Highlights

Utility

◆
Total Utility lease and service revenue of $12.0 million grew 19% year-over-year driven by the Company’s aggressive emphasis on leasing, the accumulation of new lease placements in Asia during the prior year, and to a lesser extent, continued i-Deal® upgrades.

◆
Total Utility revenue of $19.2 million declined 9% year-over-year due to a decrease in the number of sold units, in line with the Company’s strategic focus on leasing versus sales.  The prior year period also included a large sale of shufflers to Singapore.

◆	The Company achieved a record lease installed base of approximately 7,400 shufflers, a 22% increase in units year-over-year.

◆	Gross margin declined slightly year-over-year from 61% to 60% due primarily to the overall decrease in total revenue.

◆	The total i-Deal installed base grew to 3,217 units, of which 63% are units on lease.

Proprietary Table Games ("PTG")

◆
Total PTG lease, royalty and service revenue for the second quarter increased 12% year-over-year to a record $10.4 million, primarily due to increased placements of premium games, progressives and side bets, namely, Ultimate Texas Hold’ em®, Mississippi Stud®, Blackjack Switch®, Dragon Bonus® and Three Card Poker Progressive™, in domestic markets.

◆	Total PTG revenue increased by 4% year-over-year to $10.6 million, largely as a result of strong recurring revenue growth.

◆
Gross margin increased 380 bps year-over-year to approximately 80%, primarily due to the increase in total revenue and a $0.5 million write-off of certain intangible licenses and related equipment in the prior year.

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◆
Including approximately 200 trial units, the progressive add-on installed base totaled over 900 units. Three Card Poker Progressive™ and Fortune Pai Gow Poker Progressive® comprised approximately 70% of all progressive add-ons.

Electronic Table Systems ("ETS")

◆
Total ETS lease, royalty and service revenue was approximately $3.7 million, down 10% from the year-ago quarter, due to decreased revenue resulting from removals of Table Master® seats in Pennsylvania and Delaware in the prior year as those markets transitioned to live gaming.

◆
Total ETS revenue for the quarter declined by 5% to $11.8 million as compared to $12.4 million in the prior period due to a 9% decrease in sales revenue.  The prior year included significant sales revenue from Vegas Star® and Rapid Table Games® placements in Australia, as well as sales of Table Master seats in Florida.

◆	Gross margin decreased year-over-year from 63% to 41% due primarily to the overall decrease in revenue and the unfavorable margin effect from Table Master® removals in the U.S.

Electronic Gaming Machines ("EGM")

◆
Total EGM revenue grew over $11 million year-over-year to $18.4 million, a second quarter record.  EGM performance was driven almost entirely by the new Equinox™ cabinet, which totaled 920 units in the quarter.

◆
Gross margin increased 660 bps year-over-year to 61% due to the increased Equinox™ placements driving higher average sales prices as well as more efficient production costs from a better designed cabinet.

◆	Total placements of EGM units grew 162% from the prior year period as a result of strong customer demand for the Equinox™ cabinet.

“We’re very encouraged with our steadily improving ship share in Australia resulting from customer demand for our new Equinox™ cabinet,” commented David Lopez, Chief Operating Officer of the Company.  “We attribute this success to our R&D efforts, continued investments in game content, and improved execution.”

Further detail and analysis of the Company's financial results for the second quarter ended April 30, 2011, is included in its Form 10-Q, which has been filed with the Securities and Exchange Commission today,  June 8th, 2011.

Webcast & Conference Call Information
Company executives will provide additional perspective on the Company’s second quarter results during a conference call on June 8, 2011 at 5:30 am Pacific Time.  Those interested in participating in the call may do so by dialing (201) 689-8263 or toll-free (877) 407-0792 and requesting Shuffle Master’s Second Quarter 2011 Conference Call.  A hardcopy of the presentation materials may be printed from the Shuffle Master, Inc. website, www.shufflemaster.com, shortly before the start of the call.  In conjunction with the call, a live audio webcast may be accessed at www.shufflemaster.com.  In order to access the live audio webcast please allow at least 15 minutes before the start of the call to visit Shuffle Master’s website and download/install any necessary audio/video software for the webcast.  Immediately following the call and through July 8, 2011, a playback can be heard 24-hours a day by dialing (858) 384-5517 or toll-free (877) 870-5176; account number is 3055; conference I.D. number is 27059448.

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About Shuffle Master, Inc.
Shuffle Master, Inc. (the “Company” or “Shuffle Master”) is a gaming supply company specializing in providing its casino customers with improved profitability, productivity and security, as well as popular and cutting-edge gaming entertainment content, through value-add products in four distinct categories: Utility products, which include automatic card shuffler, roulette chip sorters and intelligent table system modules; Proprietary Table Games, which includes live games, side bets and progressives; Electronic Table Systems, which include various e-Table game platforms; and Electronic Gaming Machines, which include traditional video slot machines for select markets. The Company is included in the S&P Smallcap 600 Index.  Information about the Company and its products can be found on the Internet at www.shufflemaster.com, or on Facebook, Twitter and YouTube.

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Forward Looking Statements
This release contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this release other than statements that are purely historical are forward-looking statements. Forward-looking statements in this press release include, without limitation: (a) the Company’s ability to implement its strategic plan successfully is subject to many factors, some of which are beyond the Company’s control and the Company’s products that are developed may not achieve commercial success in the very competitive marketplace in which the Company operates; (b) our belief that EPS and EBITDA are widely referenced financial measures in the financial markets and our belief that references to them are helpful to investors; and (c) the Company is dependent on the success of its customers and is subject to industry fluctuations and risks that impact the Company’s customers may adversely impact the Company.  Our beliefs, expectations, forecasts, objectives, anticipations, intentions and strategies regarding the future, including without limitation those concerning expected operating results, revenues and earnings are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from results contemplated by the forward-looking statements, including but not limited to: (a) unanticipated inability to accomplish our innovation objectives or our inability to accurately gauge the commercial appeal of our products; (b) inaccuracies in our assumptions as to the financial measures that investors use or the manner in which such financial measures may be used by such investors; and (c) unexpected changes in the market and economic conditions and reduced demand for or increased competition with our products,  Additional information on risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K and are based on information available to us on the date hereof.  We do not intend, and assume no obligation, to update any forward-looking statements.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.

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SHUFFLE MASTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2011	2010	2011	2010
Revenue:
Product leases and royalties	$24,264	$21,477	$47,840	$41,970
Product sales and service	35,619	29,339	55,858	49,182
Total revenue	59,883	50,816	103,698	91,152
Costs and expenses:
Cost of leases and royalties	8,354	7,158	15,536	13,462
Cost of sales and service	15,435	11,359	22,900	20,544
Gross profit	36,094	32,299	65,262	57,146
Selling, general and administrative	17,060	15,702	33,261	30,059
Research and development	6,883	5,244	12,799	10,206
Total costs and expenses	47,732	39,463	84,496	74,271

Income from operations	12,151	11,353	19,202	16,881

Other income (expense):
Interest income	126	154	252	292
Interest expense	(671)	(960)	(1,372)	(2,016)
Other, net	(1,118)	473	(961)	1,127
Total other income (expense)	(1,663)	(333)	(2,081)	(597)
Income before income taxes	10,488	11,020	17,121	16,284
Income tax provision	2,542	3,135	4,371	4,720
Net income	$7,946	$7,885	$12,750	$11,564

Basic earnings per share:	$0.15	$0.15	$0.24	$0.22
Diluted earnings per share:	$0.14	$0.15	$0.23	$0.21

Weighted average shares outstanding:
Basic	54,374	53,251	54,253	53,234
Diluted	55,010	54,126	54,953	54,092

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SHUFFLE MASTER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(Unaudited)

	April 30,	October 31,
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$16,983	$9,988
Accounts receivable, net of allowance for bad debts of $521 and $466	43,538	41,176
Investment in sales-type leases and notes receivable, net of allowance for bad debts of $56 and $71	2,289	1,806
Inventories	33,549	27,351
Prepaid income taxes	4,802	7,086
Deferred income taxes	5,316	5,091
Other current assets	5,565	14,969
Total current assets	112,042	107,467
Investment in sales-type leases and notes receivable, net of current portion and net of allowance for bad debts of $14 and $42	564	1,104
Products leased and held for lease, net	33,097	31,975
Property and equipment, net	13,795	12,642
Intangible assets, net	72,069	64,144
Goodwill	87,517	75,932
Deferred income taxes	6,809	7,523
Other assets	2,999	3,173
Total assets	$328,892	$303,960

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,609	$7,013
Accrued and other current liabilities	18,721	34,762
Deferred income taxes, current	124	116
Income tax payable	2,306	74
Customer deposits	3,273	2,973
Deferred revenue	4,314	3,901
Total current liabilities	34,347	48,839
Long-term debt	73,776	66,262
Other long-term liabilities	2,505	2,641
Deferred income taxes	75	70
Total liabilities	110,703	117,812
Commitments and contingencies
Shareholders' equity:
Common stock, $0.01 par value; 151,368 shares authorized; 54,061 and 53,650 shares issued and outstanding	541	536
Additional paid-in capital	111,890	108,705
Retained earnings	61,998	49,248
Accumulated other comprehensive income	43,760	27,659
Total shareholders' equity	218,189	186,148
Total liabilities and shareholders' equity	$328,892	$303,960

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SHUFFLE MASTER, INC.
SUPPLEMENTAL DATA
(Unaudited, in thousands)

FINANCIAL DATA
	Three Months Ended April 30,		Six Months Ended April 30,
	2011	2010	2011	2010

Cash Flow Data:

Cash provided by operating activities	$8,223	$15,682	$16,510	$27,521

Cash used in investing activities:
Payments for products leased and held for lease	$(2,986)	$(8,113)	$(7,263)	$(13,139)
Purchases of property and equipment	(1,071)	(1,824)	(2,001)	(2,553)
Purchases of intangible assets	(1,235)	(595)	(6,145)	(2,171)
Acquisition of business	-	-	(6,499)	-
Proceeds from sale of leased assets	1,724	3,157	3,810	4,953
Proceeds from sale of assets	29	(12)	76	38
Other	(225)	(546)	(446)	(814)
	$(3,764)	$(7,933)	$(18,468)	$(13,686)

Cash provided by (used in) financing activities	$(5,663)	$(6,490)	$8,861	$(3,660)

Free cash flow (2)	$15,367	$4,566	$11,886	$9,455

Reconciliation of income from continuing operations to Adjusted EBITDA:

Net income	$7,946	$7,885	$12,750	$11,564
Other expense (income)	1,663	333	2,081	597
Share-based compensation	743	847	1,478	1,855
Income tax provision	2,542	3,135	4,371	4,720
Depreciation and amortization	6,115	5,825	11,876	11,950

Adjusted EBITDA (1)	$19,009	$18,025	$32,556	$30,686

Adjusted EBITDA margin	31.7%	35.5%	31.4%	33.7%

1.
Adjusted EBITDA is earnings before other expense (income), provision for income taxes, depreciation and amortization expense, and share-based compensation.  Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is a useful performance measure and is widely used to measure performance, and as a basis for valuation, within the Company’s industry. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Management uses Adjusted EBITDA as a measure of the operating performance and to compare the operating performance with those of its competitors.  The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  Gaming equipment suppliers have historically reported Adjusted EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”).  Adjusted EBITDA should not be considered as an alternative to operating income (loss), as an indicator of the Company’s performance, as an alternate to cash flows from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP.  Unlike net income (loss), Adjusted EBITDA does not include depreciation and amortization or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital.  The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance.  Such GAAP measurements include operating income (loss), net income (loss), cash flows from operations and cash flow data.  The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA.

2.	Free cash flow is Adjusted EBITDA less capital expenditures and cash paid for taxes.

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SHUFFLE MASTER, INC.
BUSINESS SEGMENT DATA
(Unaudited, in thousands)

	Three Months Ended April 30,		Six Months Ended April 30,
	2011	2010	2011	2010

Utility:
Revenue	$19,172	$21,130	$36,533	$38,746
Gross profit	11,584	12,886	22,432	23,591
Gross margin	60.4%	61.0%	61.4%	60.9%

Proprietary Table Games:
Revenue	$10,546	$10,170	$21,772	$19,205
Gross profit	8,405	7,715	17,667	15,252
Gross margin	79.7%	75.9%	81.1%	79.4%

Electronic Table Systems:
Revenue	$11,797	$12,444	$19,928	$20,819
Gross profit	4,837	7,832	9,487	11,751
Gross margin	41.0%	62.9%	47.6%	56.4%

Electronic Gaming Machines:
Revenue	$18,368	$7,072	$25,465	$12,382
Gross profit	11,268	3,866	15,676	6,552
Gross margin	61.3%	54.7%	61.6%	52.9%

Total:
Revenue	$59,883	$50,816	$103,698	$91,152
Gross profit	36,094	32,299	65,262	57,146
Gross margin	60.3%	63.6%	62.9%	62.7%

Adjusted EBITDA
as a percentage of total revenue	31.7%	35.5%	31.4%	33.7%

Income from operations
as a percentage of total revenue	20.3%	22.3%	18.5%	18.5%

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